Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of AXA Equitable Holdings, Inc. of our report dated April 6, 2018, except for the effects of the stock split discussed in Note 19, as to which the date is April 26, 2018 and except for the effects of the revisions discussed in the “Additional errors identified” section in Note 1, as to which the date is November 6, 2018, relating to the financial statements and financial statement schedules of AXA Equitable Holdings, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 6, 2018